EXHIBIT 14.5


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CORPORATE GOVERNANCE MANUAL


               TERMS OF REFERENCE FOR THE CHIEF FINANCIAL OFFICER


I        INTRODUCTION

          A. The CFO is appointed by the Board and reports directly to the CEO.

          B. As delegated by the CEO, the CFO has the responsibility for the overall financial planning and management of the Corporation and its subsidiaries, and such other duties and responsibilities which may be reasonably required by the CEO from time to time and which are suitable to this executive position. In addition, other departments may be assigned to this executive by the CFO in accordance with the policies established by the Board.

II       DUTIES AND RESPONSIBILITIES

         The CFO is the executive directly responsible for the leadership and management of the Corporation's finance and accounting functions and is responsible for:

          A. The Corporation's business planning, budgeting and forecasting processes, including coordination and integration of strategic and business plans for business segments, departmental cost centers and capital budgets.

          B. The integrity of the Corporation's accounting systems, sub-systems, internal controls, cash management, the signatories and discretionary authorities, and managing the relationship with the external auditors.

          C. The Corporation's financial and business reporting, tax planning, estimating and reporting, and regulatory reporting (corporate and securities).

          D. Managing relationships with the Corporation's bankers and investors, and leasing companies. Responsibility for capital planning and structure and the raising of equity or debt to fund the Corporation's operations, investment analysis/presentations, and tracking of the Corporation's market valuation.


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          E.   The  financial   analysis   function  which   addresses   product
               contribution and pricing/margins, the vetting of business cases and post reviews of completed/implemented initiatives, business analysis, operational efficiency and organizational and system capacity modeling/utilization.

          F.   The   identification,    assessment   and   management   of   the
               Corporation's business risks and the reporting thereon.

          G.   The   procurement,    reporting   and   administration   of   the
               Corporation's insurance coverages.

          H.   The management liaison with the Audit Committee of the Board.

          I.   Assist the CEO in:

               (i) developing and implementing a communications program which supports the broad objectives of a communications strategy aimed at enhancing the profile and image of the Corporation locally, nationally and internationally;

               (ii) representing the Corporation in dealings with government and regulatory bodies;

               (iii) maintaining   relationships   with  outside   agencies  and
                    strategic partners; and

               (iv) maintaining a policy of ongoing communication with investors and representatives of the investment community.

          J. Meet regularly and as required with the CEO to review material issues and to take reasonable steps to ensure that the CEO is provided in a timely manner with all the information he/she requires to fulfill his/her statutory and other obligations.

          K. Meet regularly and work effectively with the COO and the Corporation's Senior Officers.


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          L.   Engage in public  service  as agreed  with the CEO in  connection with the Corporation's charitable, educational and cultural activities.

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